UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2007

Neurocrine Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22705 (Commission File Number)	33-0525145 (I.R.S. Employer Identification No.)

12790 El Camino Real San Diego, California (Address of principal executive offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 617-7600
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit Or Disposal Activities
     On December 13, 2007, Neurocrine Biosciences, Inc. (the “Company”) announced staff reductions of approximately 130 employees at its San Diego campus, as part of its restructuring program to prioritize its research and development programs. As a result, the Company communicated to affected employees a plan of organizational restructuring (the “Plan”) through involuntary terminations. In connection with the Plan, the Company expects to incur expenses of approximately $7 million related to this staff reduction during the fourth quarter of 2007 through the first quarter of 2008, consisting of one-time termination benefits which includes salary continuation, outplacement services and other benefit costs paid out in cash during the first quarter of 2008.

Item 8.01	Other Events.
          On December 13, 2007, Neurocrine Biosciences, Inc. issued a press release to provide an update on the status of the Company’s new drug application for indiplon 5 mg and 10 mg capsules with the U.S. Food and Drug Administration. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)     Exhibits.

Number	Description

99.1	Press Release dated December 13, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.
By:	/s/ Timothy P. Coughlin
Timothy P. Coughlin
Vice President and Chief Financial Officer

Date: December 18, 2007

EXHIBIT INDEX

Number	Description

99.1	Press Release dated December 13, 2007